UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Logility Supply Chain Solutions, Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2025

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
(Exact name of Registrant as Specified in Its Charter)

Georgia	0-12456	58-1098795
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

470 East Paces Ferry Road, N.E., Atlanta, Georgia (Address of principal executive offices)	30305 (Zip Code)

Registrant’s telephone number, including area code: (404) 261-4381

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LGTY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on January 24, 2025, Logility Supply Chain Solutions, Inc., a Georgia corporation (“Logility” or the “Company”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Aptean, Inc., a Delaware corporation (“Aptean”), and Update Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Aptean (“Merger Sub”), providing for the acquisition of the Company by Aptean at a price of $14.30 per share in cash. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Aptean.

In connection with the merger, and pursuant to the terms of the merger agreement, the Company filed with the United States Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on February 21, 2025 (the “Preliminary Proxy Statement”) and a definitive proxy statement on March 4, 2025 (the “Definitive Proxy Statement”). The Definitive Proxy Statement was first mailed to the Company’s shareholders on March 4, 2025. A special meeting of the Company’s shareholders (the “Special Meeting”) will be held on April 3, 2025, at 3:00 p.m. Eastern time, at Logility’s headquarters, located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 to act on a proposal to approve the merger agreement, as disclosed in the Definitive Proxy Statement. The Company’s board of directors continues to recommend that the Company’s shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the other proposals being considered at the Special Meeting.

Litigation Related to the Merger

Following the filing of the Preliminary Proxy Statement, and as of the date of this Current Report on Form 8-K, the Company has received certain Complaints and Demand Letters (as described below) on behalf of purported Company shareholders alleging deficiencies regarding the disclosures contained in the Preliminary Proxy Statement and Definitive Proxy Statement. While the Company believes that the disclosures set forth in the Preliminary Proxy Statement and the Definitive Proxy Statement comply fully with all applicable laws and denies the allegations set forth in the Complaints and Demand Letters, in order to moot the purported shareholders’ disclosure claims, avoid nuisance and possible expense and disruption to the merger, and provide additional information to its shareholders, the Company has determined to voluntarily supplement certain disclosures in the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required or material.

On March 18, 2025, a lawsuit by a purported shareholder of the Company, captioned Matthew Jones v. Logility Supply Chain Solutions, Inc., et al., was filed in the Supreme Court of the State of New York, New York County (the “Jones Complaint”), asserting individual claims against the Company and the members of the Company’s board of directors for negligent misrepresentation and concealment and negligence, in violation of New York common law, based upon information included in or omitted from the Definitive Proxy Statement. On March 19, 2025, a lawsuit by a purported shareholder of the Company, captioned John Thompson v. Logility Supply Chain Solutions, Inc., et al., was filed in the Supreme Court of the State of New York, New York County (the “Thompson Complaint” and, together with the Jones Complaint, the “Complaints”), asserting substantially the same claims to that of the Jones Complaint. The Complaints seek, among other relief, an injunction enjoining the consummation of the merger unless the Company discloses the allegedly omitted material information, rescission of the merger in the event it is consummated, and an award of costs including attorneys’ and experts’ fees and expenses.

In addition, as of the date of this Current Report on Form 8-K, the Company has received certain demand letters (collectively, the “Demand Letters”) alleging deficiencies regarding the disclosures contained in the Preliminary Proxy Statement and Definitive Proxy Statement.

It is possible that additional or similar complaints or demand letters may be received by the Company alleging similar or additional disclosure deficiencies between the date of this Current Report on Form 8-K and consummation of the merger. If any such additional or similar complaints or demand letters are received, the Company may not necessarily disclose such events.

SUPPLEMENTAL DISCLOSURES

The Supplemental Disclosures are being filed to amend and supplement the information in the Definitive Proxy Statement. The Supplemental Disclosures are incorporated by reference into, and should be read in conjunction with, the Definitive Proxy Statement, which should be read by the Company’s shareholders in its entirety. To the extent defined terms are used but not defined herein, they have the meanings set forth in the Definitive Proxy Statement. The inclusion in the Supplemental Disclosures of certain summary unaudited prospective financial information should not be regarded as an indication that any of the Company, Aptean or their respective affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material or to be reliably predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. To the extent that information in the Supplemental Disclosures differs from or updates information contained in the Definitive Proxy Statement, the information in the Supplemental Disclosures supersedes or supplements the information in the Definitive Proxy Statement.  Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

The first full paragraph on page 33 of the Definitive Proxy Statement, under the section entitled “The Merger—Background of the Merger,” is hereby amended and supplemented by adding the following underlined and bolded text:

On January 24, 2025, Aptean’s chief executive officer spoke with Mr. Dow. During this conversation, Aptean’s chief executive officer expressed Aptean’s desire for Mr. Dow to remain with the Company following consummation of the merger and discussed Mr. Dow’s potential future with the Company. At no point during this conversation was a formal offer of employment made by Aptean to Mr. Dow or any other members of Company management. No Aptean proposal or written indication of interest contained any terms or offer of employment for Company management following consummation of the merger.

The third, fourth and fifth paragraphs on page 41 of the Definitive Proxy Statement, under the section entitled “The Merger—Opinion of Lazard—Discounted Cash Flow Analysis,” are hereby amended and supplemented by adding the following underlined and bolded text:

 For purposes of this analysis, Lazard calculated a range of enterprise values for the Company by discounting to present value, utilizing discount rates ranging from 11.00% to 14.00%, chosen by Lazard based upon its analysis of the weighted average cost of capital of the Company (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by the Company from November 1, 2024 through the end of fiscal year 2029, as set forth in the Projections and summarized in the section entitled “—Unaudited Prospective Financial Information”; and (ii) a range of terminal values for the Company.

The terminal values were derived by applying terminal year exit multiples ranging from 13.0x to 18.0x to the last-twelve-month Adjusted EBITDA estimated to be generated by the Company in fiscal year 2029, per the Projections. The terminal year exit multiples were estimated by Lazard based on its professional judgment and experience, taking into account the Projections and informed by, among other things, Adjusted EBITDA trading multiples of the selected companies.

In order to derive a range of total equity values for the Company, Lazard then added to the range of enterprise values (i) the net cash of the Company as of October 31, 2024, of approximately $81 million (which amount was calculated pro forma for the payment of the Company’s quarterly cash dividend on November 29, 2024, of approximately $3.7 million), as provided by Company management, (ii) the net present value of the Company’s projected after-tax income estimated to be generated from tenants currently leasing property from the Company on a defined-term basis during the period from November 1, 2024 through the end of each such lease’s term, which projected after-tax income was estimated to be approximately $0.4 million, as provided by Company management and (iii) the net present value of (a) the Company’s projected after-tax income estimated to be generated from tenants currently leasing property from the Company on a month-to-month basis during the period from November 1, 2024 through April 30, 2025, which projected after-tax income was estimated to be approximately $0.02 million, as provided by Company management and (b) the estimated terminal value of the Company’s projected after-tax income estimated to be generated from tenants currently leasing property from the Company on a month-to-month basis for an indefinite period beginning May 1, 2025, which projected after-tax income was estimated to be approximately $0.04 million annually in perpetuity, as provided by Company management, in each case of clauses (ii) and (iii), as provided by Company management and utilizing discount rates ranging from 11.00% to 14.00%, which discount rates were selected in the same manner as described above. Lazard then calculated a range of implied equity values per share of Company common stock by dividing such total equity values of the Company by the number of fully diluted shares of Company common stock (determined using the treasury stock method), as calculated based on information provided by the Company with respect to approximately 6,896,200 Company stock options and 83,587 restricted stock units dilutive securities outstanding as of November 26, 2024 and 33,680,059 shares of Company common stock outstanding as of December 3, 2024. The results of this analysis implied an equity value range of $12.75 to $17.28 per share of Company common stock.

The first paragraph on page 44 of the Definitive Proxy Statement, under the section entitled “The Merger—Opinion of Lazard—Other Analyses,” is hereby amended and supplemented by adding the following underlined and bolded text:

Using information from public filings and other publicly available information, Lazard analyzed the premia paid in 16 all-cash selected acquisitions of publicly-traded companies in the technology industry announced since January 1, 2019 with a total enterprise value of $200 million to $700 million involving a U.S. target. For each of the precedent transactions, Lazard calculated the implied premium as a percentage based on the amount by which the per share consideration in each transaction exceeded the target company’s closing share price on the last trading day upon which shares of the target company traded on an unaffected basis, as set forth in the table below:

Announced Date	Acquiror	Target	Approx. Unaffected Premium
06/21/2024	Altaris, LLC	Sharecare, Inc.	85%
04/01/2024	Cadent, LLC	AdTheorent Holding Company, Inc.	—
02/06/2024	Haveli Investments, L.P.	ZeroFox Holdings, Inc.	25%
10/03/2023	NICE Ltd.	LiveVox Holdings, Inc.	13%
08/28/2023	L Catterton Management Limited	Thorne HealthTech, Inc.	94%
08/02/2023	Francisco Partners Management, L.P.	Blancco Technology Group plc	25%
11/01/2022	Voya Financial, Inc.	Benefitfocus, Inc.	49%
09/06/2022	CommerceHub, Inc.	ChannelAdvisor Corporation	57%
04/29/2022	GI Partners, L.L.C.	GTY Technology Holdings Inc.	123%
01/05/2022	Vera Whole Health, Inc.	Castlight Health, Inc.	25%
06/22/2021	Constant Contact, Inc.	SharpSpring, Inc.	21%
07/20/2020	HelpSystems, LLC	GlobalSCAPE, Inc.	16%
07/20/2020	Thoma Bravo, L.P.	Majeso	109%
03/05/2020	Parship Group, GmbH	The Meet Group, Inc.	25%
12/19/2019	IAC/InterActiveCorp	Match Group, Inc. / Care.com, Inc.	35%
05/13/2019	E2open, LLC	Amber Road, Inc.	27%

The third paragraph on page 44 of the Definitive Proxy Statement, under the section entitled “The Merger—Opinion of Lazard—Other Analyses,” is hereby amended and supplemented by adding the following underlined and bolded text:

Lazard reviewed selected equity research analyst price targets based on published, publicly available Wall Street equity research reports. Lazard observed that such price targets ranged from $12.90 per share to $17.00 per share. The selected Wall Street equity research analysts consisted of Baptista Research (estimate of $12.90 per share reported on December 13, 2024) and Maxim Group (estimate of $17.00 per share reported on November 22, 2024).

Forward-Looking Statements

Statements in this Current Report on Form 8-K (this “Form 8-K”) that are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results or performance to differ materially from those contained in the forward-looking statements. Such statements are based on management’s expectations as of the date they are made and are not guarantees of future results. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “anticipate,” “believe,” “continue,” “could,” “expect,” “may,” “should,” “intend,” “seek,” “estimate,” “plan,” “target,” “project,” “likely,” “will,” “future” or other similar words or phrases. These risks and uncertainties include, but are not limited to, factors such as: (i) continuing U.S. and global economic uncertainty and the timing and degree of business recovery; (ii) the irregular pattern of the Company’s revenues; (iii) dependence on particular market segments or customers; (iv) competitive pressures; (v) market acceptance of the Company’s products and services; (vi) technological complexity; (vii) undetected software errors; (viii) potential product liability or warranty claims; (ix) risks associated with new product development; (x) the challenges and risks associated with integration of acquired product lines, companies and services; (xi) uncertainty about the viability and effectiveness of strategic alliances; (xii) the Company’s ability to satisfy in a timely manner all Securities and Exchange Commission (“SEC”) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; (xiii) the ability to obtain regulatory approval and meet other closing conditions to the proposed transaction with Aptean (the “proposed transaction”), including obtaining approval of Logility’s shareholders, on the expected timeframe or at all; (xiv) potential adverse reactions or changes to business relationships, operating results, financial results and the business generally resulting from the announcement, pendency or inability to complete the proposed transaction on the expected timeframe or at all; (xv) actual or threatened litigation relating to the proposed transaction or otherwise; (xvi) the inability to retain key personnel, management or clients, or potential diminished productivity due to the impact of the proposed transaction on the Company’s current and prospective employees, key management, clients and other business partners; (xvii) risks related to diverting management’s attention from the Company’s ongoing business operations; (xviii) unexpected delays, costs, charges, fees or expenses resulting from the proposed transaction or the assumption of undisclosed liabilities related thereto; (xix) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (xx) the risk that the price of the Company’s common stock may fluctuate during the pendency of the proposed transaction and may decline significantly if the proposed transaction is not completed; (xxi) the ability to successfully integrate operations and employees and to realize anticipated benefits and synergies of the proposed transaction as rapidly or to the extent anticipated; (xxii) actions by competitors; (xxiii) general adverse economic, political, social and security conditions in the regions in which Logility and Aptean operate; and (xxiv) the other risks and uncertainties discussed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended January 31, 2025, and in other documents that the Company subsequently files from time to time with the SEC. Statements in this Form 8-K that are “forward-looking” include, without limitation, statements about Aptean’s proposed transaction to acquire Logility (including the anticipated results, effects and timing of the proposed transaction). You are cautioned not to place undue reliance on these forward‑looking statements, which speak only as of the date of this Form 8-K. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this Form 8‑K.

Additional Information and Where to Find It

In connection with the proposed transaction with Aptean, on March 4, 2025, Logility filed with the SEC a Definitive Proxy Statement relating to a special meeting of its shareholders. This communication is not a substitute for the Definitive Proxy Statement or any other document that Logility may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Logility’s shareholders for their consideration. Before making any voting decision, Logility’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Definitive Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Logility and the proposed transaction.

Investors may obtain a free copy of these materials, including the Definitive Proxy Statement, and other documents filed or furnished by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.logility.com or by sending a written request to the Company in care of the Secretary, at Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2025	LOGILITY SUPPLY CHAIN SOLUTIONS, INC.

	By:	/s/ Vincent C. Klinges
		Name:	Vincent Klinges
		Title:	Chief Financial Officer